UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 3, 2008

Hill-Rom Holdings, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Indiana	1-6651	35-1160484
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1069 State Route 46 East, Batesville, Indiana		47006-8835
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(812) 934-7777

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On December 3, 2008, Hill-Rom Holdings, Inc. ("Hill-Rom") and Hillenbrand, Inc. ("Hillenbrand") entered into a letter agreement (the "Letter Agreement") that amends the Distribution Agreement dated as of March 14, 2008 (the "Distribution Agreement") between Hill-Rom and Hillenbrand. The Distribution Agreement was entered into in connection with the spin-off of Hillenbrand to Hill-Rom's shareholders. The Distribution Agreement contains covenants of each of Hill-Rom and Hillenbrand that are intended to preserve the credit capacity of Hill-Rom and Hillenbrand to perform their respective obligations under a Judgment Sharing Agreement entered into by Hill-Rom and Hillenbrand to allocate between them any potential liability under certain antitrust lawsuits. Among other matters, these covenants prohibit Hillenbrand from (1) incurring indebtedness to finance the payment of extraordinary cash dividends and (2) paying regular cash dividends on its common stock of more than $0.1825 per quarter (or $0.73 per year). The Letter Agreement is intended to permit Hillenbrand to increase its regular cash dividends by $0.01 per year. Specifically, the Letter Agreement provides that Hillenbrand will limit regular and extraordinary dividends on its common stock to $0.74 per share in fiscal 2009 and will limit regular cash dividends on its common stock to $0.74 per share in subsequent fiscal years.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hill-Rom Holdings, Inc.

December 5, 2008	By:	/S/ Gregory N. Miller

Name: Gregory N. Miller
Title: Senior Vice President and Chief Financial Officer

Hill-Rom Holdings, Inc.

December 5, 2008	By:	/S/ Richard G. Keller

Name: Richard G. Keller
Title: Vice President - Controller and Chief Accounting Officer